Exhibit 10.1

April 24, 2015

Gary L. Rudin President

and COO USMD

Holdings

6333 North State Highway

Dallas, Texas 75038

Dear Gary,

This letter is an offer by Rudish Consulting Solutions, LLC, (“RCS LLC or RCS”) to USMD Holdings (“USMD”) to provide certain interim management services described or referred to herein (“Services”). USMD may accept this offer and create a legally-binding agreement (“Agreement”) by signing where indicated on the final page.

This letter outlines:

•	Our Understanding of the Situation and Objectives
•	Project Scope and Resources
•	Timetable
•	Compensation and Working Relationship
•	client’s Responsibilities
•	Other Terms and Conditions

Our Understanding of the Situation and Objectives

USMD leadership has identified the need for an interim Chief Financial Officer (“CFO”) to lead the company’s finance and accounting organization and implement a number of changes in infrastructure and reporting that have been identified by external consultants, to assume on an interim basis the CFO’s obligations regarding public reporting and financial compliance/controls associated with same, and to be available, as needed, to communicate with USMD’s auditors, outside accountants, attorneys, Board of Directors, and professionals retained to assist the finance and accounting organization. The Interim CFO must be a seasoned financial executive who meets the experience and subject matter knowledge requirements of this position, and must have demonstrated experience in assessing the performance of finance and accounting activities and implementing the changes necessary to improve performance.

It is anticipated that the services of the interim CFO will be required for three (3) to six (6) months depending upon the timing associated with stabilizing the organization and completing a search for a permanent CFO, including the time necessary to assure a smooth transition.

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Project Scope and Resources

RCS will provide the following resources:

•	An experienced financial executive, Michael Dooley, who meets with the your approval to serve as interim Chief Financial Officer in accordance with company directives and subject to oversight by the USMD’s CEO and Chairman, John M. House M.D.

•	Oversight for this interim management engagement will be provided by Michael B. Loscalzo, RCS’s President and Managing Director. Mr. Loscalzo will be available via telephone, email and on-site visit as needed.

The interim CFO will report to the CEO and Chairman of USMD Holdings and will perform all of the duties normally assigned to that position in accordance with a job description to be provided to RCS. It is understood and agreed that the interim CFO will have overall responsibility for the finance and accounting organization. It is further understood that the interim CFO being supplied by RCS will not serve as a voting member of the company’s governing body.

After the initial fifteen (15) days, USMD and RCS will define specific, mutually-acceptable performance objectives with corresponding time frames. Michael Loscalzo will work with the leadership of USMD and Michael T. Dooley to establish the performance objectives and will partner with the leadership of USMD to monitor progress.

Timetable

RCS is prepared to begin this project on or about May 4th, 2015, provided that it has received this signed Agreement and first month’s payment.

RCS offers maximum flexibility regarding the duration of this Agreement. This Agreement will have an initial term of three (3) months commencing on the date that the interim CFO begins providing Services. You will have the option to extend the term of this agreement for additional (and sequential) monthly periods. In order to exercise this option(s), you must give written notice to RCS at least thirty (30) days in advance of the expiration date and must not be in default of any of its obligations under this Agreement. RCS will have the option to terminate this Agreement after the initial term of three (3) months by giving notice to USMD at least thirty (30) days in advance of the expiration date of any existing term.

Compensation and Working Relationship

Fees: The fee for the Services to be provided by the Interim CFO is $55,000 per month. This fee includes management oversight services by Michael B. Loscalzo.

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The above monthly rate is based on Mr. Dooley being on site at least four and a half days per week (consecutive) with scheduled telephone availability at other times. It is understood that occasionally an additional day on site may be required. Days on site will be coordinated with USMD to meet the needs of the company.

The above monthly rate takes into account: variations in the number of work days per month, major holidays, overtime and occasional weekend work expected from a senior executive of the organization, with other minor fluctuations in hours worked from month-to-month. Mr. Dooley will devote his best efforts and the needed time to fulfill the obligations of serving as Interim CFO.

The above fee is payable on the first day of each contract month, in advance. A contract month begins on the day of the month that is the first day that Services are provided. There are no hidden costs for these interim management services, and there are no added service fees or overhead allocated by RCS. Any additional services USMD may wish to purchase from RCS will be charged on the basis of a price quoted only if and when USMD desires such services and agrees in writing to RCS’s performance of them.

Expenses: In addition to the payment of fees, USMD will reimburse RCS for expenses associated with the interim CFO and scheduled oversight visits, including but not limited to travel, lodging, meals and other expenses reasonably and necessarily incurred in the performance of the Services. All expense reimbursement payments are due within twenty (20) days of invoice. Expenses will be invoiced in accordance with RCS Corporate Expense Reimbursement Policy (available upon request).

All fee and expense reimbursement payments are due within twenty (20) days of invoice to: Rudish Consulting Solutions, LLC

5601 Rico Drive

Boca Raton FL 33478

Electronic (ACH) payment is also accepted; please contact our office for details.

RCS reserves the right to suspend its performance of the Services at any time that any fee or expense reimbursement has not been paid in full when due. Any suspension of Services will not extend the term of this Agreement and it may adversely impact on RCS’s ability to meet deadlines.

Client’s Responsibilities

The interim CFO will report to John House M.D. CEO of USMD Holdings, who will provide oversight and direction as appropriate and who will be responsive to requests for timely decisions on matters essential to the provision of the Services by RCS.

USMD will provide work space, equipment and secretarial support normally provided to a senior executive of the organization.

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Other Terms and Conditions

Taxes: If any state or local taxing authority imposes a sales or use or similar tax on the compensation to be paid to RCS under this Agreement, the payment of that tax shall be the sole responsibility of USMD. This provision shall not apply to any income tax assessed against RCS.

RCS’s advisors have indicated that for engagements longer than twelve months, there may be state or federal tax implications associated with expense reimbursement. In the unlikely event that this engagement extends beyond twelve months and this results in any of RCS’s employees or contractors being assessed income tax on travel expense reimbursement related to this engagement, USMD agrees to reimburse RCS for the costs associated with satisfying this additional tax liability.

Other Resources: If during the first thirty (30) days of this Agreement RCS’s review of the situation at the USMD indicates that additional management, advisory, or consulting resources are required to assure that the objectives of the engagement are met in the desired time frame, RCS will work with USMD to determine the source of those additional resources or the expectations of USMD will be modified accordingly.

Termination: If either party believes that the other is not fulfilling its obligations under this Agreement in some material respect and it intends to terminate this Agreement if the situation is not corrected, it must give the other party a written notice which describes the situation in reasonable detail. The party which receives the notice shall have thirty (30) days to correct the situation. If the situation is not corrected within that time, the party which sent the notice may immediately terminate the Agreement by giving a written notice of termination to the other party. If this Agreement is terminated in that way, it shall be of no further force and effect except with respect to accrued obligations and liabilities.

Either party may terminate this Agreement without cause upon no less than thirty (30) days’ written notice of termination to the other, but such notice may not be sent within the first sixty (60) days of this Agreement.

In the event of termination for any reason, USMD will pay RCS for all reasonable and necessary fees and expenses accrued throughout the effective date of termination.

Confidentiality: RCS shall treat all non-public information obtained as part of this engagement as confidential and shall not, without written authorization from USMD release or share such information with any third party, except as may be required by law. This obligation shall survive the termination of this Agreement.

Non-disparagement: RCS agrees that it will use its best efforts to support and promote the interest and reputation of USMD, its subsidiaries and other affiliates in the community; that it will not disparage USMD or any of its affiliates, or any of the people or the organizations connected with it; and that it will not otherwise do or say anything that could disrupt the good morale of the employees of USMD, its subsidiaries and other affiliates or otherwise harm its interest or reputation, other than as required by law.

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Response to Subpoenas: If as a result of this engagement RCS or any of its personnel are legally compelled to either give testimony or produce documents or both in any court, investigative or regulatory proceeding (including any form of discovery related thereto), USMD will reimburse RCS at its usual per diem basis together with all necessary expenses associated with such activity. RCS will immediately notify USMD of any such demand for testimony or the production of documents, but RCS will be under no obligation to seek to quash or otherwise limit the scope of such a demand.

Corporate Compliance: RCS adopts a position of “zero tolerance” for non-compliance with legal requirements applicable to the business or activities of USMD. Accordingly, USMD represents to RCS that it has established and is maintaining an appropriate Corporate Compliance Program and that the resources of that Program will be available to RCS’s personnel in dealing with any potential compliance issues. If during the course of this engagement, RCS reasonably believes that there are compliance related issues that are not being addressed or resolved by USMD to RCS’s satisfaction, RCS will discuss the matter with USMD. At any time following that discussion, RCS will have the right to terminate this engagement on 15 days advance written notice to USMD if RCS reasonably believes that there are material compliance issues that USMD is not addressing or resolving to RCS’s satisfaction.

Restriction on Use of Personnel: RCS expends significant time and resources in securing the services of the personnel that it assigns to its engagements with its clients. Accordingly, RCS stands to suffer significant financial harm if personnel that it assigns to provide services to a client should be employed or otherwise engaged to provide services directly by that client. Therefore, USMD (and its related organizations) agrees that it will not solicit or otherwise offer employment or any other compensable relationship to any person whose services are provided by RCS to USMD under this agreement. If USMD should wish to employ or otherwise directly engage the services of any person whose services were supplied to it by RCS under this agreement, it must first contact RCS. RCS may be willing, depending on circumstances, to negotiate the release of such person.

Safe Working Environment: USMD will provide the employees and other personnel of RCSs with a safe working environment when they are on the premises of USMD including an environment that is free of unlawful discrimination or harassment.

Record Retention: It is the policy of RCS to retain for a period of twelve (12) months following the end of interim management engagements all work papers, interview notes, draft reports, and other documentation that may have been created by it in connection with the engagement. At the end of such twelve (12) month period it is the standard practice of RCS to destroy all such material that remains in its possession at the end of the engagement.

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Standard of Care and Indemnity: RCS cannot guarantee or assure the achievement of any particular performance objective, nor can RCS guarantee or assure any particular outcome for USMD or any other person as a result of this Agreement or the performance of the Services. In providing the Services, RCS shall exercise reasonable care, and RCS, its officers, directors, agents, employees and outside consultants, if any, will not be liable to USMD (or any parent, subsidiary or affiliate, director or officer thereof) for any loss, financial or otherwise, which may result to USMD (or any parent, subsidiary, affiliate, director or officer thereof) as a result of the Services or the methods by which the Services were provided, unless such a loss is the direct result of an intentional act of fraud or dishonesty. USMD, at its expense, agrees to indemnify, defend and hold harmless RCS, its officers, directors, agents, employees and outside consultants, if any, with respect to any and all demands, claims or suits brought or threatened by any person or entity as a result of any alleged action or inaction pertaining to the provision of the Services of this Agreement. This obligation will include all attorneys’ fees and other costs of defense.

Directors and Officers Liability Insurance: At the expense of USMD, the company will cover RCS’s interim CFO under its directors and officers liability insurance policy. RCS may suspend its performance of the Services if USMD fails to provide acceptable written proof of this coverage upon request. The terms and conditions of the D&O coverage must be reasonably acceptable to RCS at all times that this Agreement is in effect.

Professional Liability Insurance: USMD will name the interim CFO under its professional liability contract.

If these terms are acceptable, please sign both copies and return one signed copy to:

Rudish Consulting Solutions, LLC

5601 Rico Drive

Boca Raton, Florida 33478

We look forward to assisting you during this important time.

Sincerely,

/s/ Michael B. Loscalzo
Michael B. Loscalzo
President and Managing Director
For Rudish Consulting Solutions, LLC

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AGREED AND ACCEPTED:

For Rudish Consulting Solutions

SIGNATURE:	/s/ Michael B. Loscalzo

NAME: Michael B. Loscalzo

TITLE: President and Managing Director

DATE: April 17, 2015

For USMD Holdings

SIGNATURE:	/s/ Gary Rudin by Chris Carr

NAME: Gary Rudin, President, by permission signed by Chris Carr

DATE: April 30, 2015

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Biographies of Key RCS Professionals

Michael T. Dooley

Interim Chief Financial Officer

Michael is an experienced financial executive with extensive experience in not for profit and investor owned healthcare. He began his career with Peat Marwick in Albany New York where he served as a staff auditor and Supervising Senior.

He spent several years with Hospital Corporation of America (“HCA”) where he served a rotation in Colnbrook UK as a Contract Compliance Officer and as A District Controller with responsibility for acute care hospitals in New York, New Jersey and Rhode Island and finally the CFO of HCA largest owned hospital in Richmond Virginia.

Michael served as the founding Chief Financial Officer of the Franciscan Health System, a nine hospital faith based multihospital system headquartered in Tampa Florida. He played a key role in the creation of Catholic Health East, a successor organization to the Franciscan Health System.

Following his work with Franciscan Health and Catholic Health East Michael served as the CFO of the Hospital Division of MedCath where he prepared the organization for a recapitalization that was eventually funded by KKK. Since then he has served in a number of interim roles including assignments as the Regional CFO for Bon Secours Health System, the CFO of University Community Hospital in Tampa assignments in Alabama and Michigan and an assignment for Hunter Partners in Washington DC.

Michael B. Loscalzo

President and Managing Director RCS LLC

Engagement Partner

Michael is a senior healthcare financial executive with experience in directing and managing transactions, restructurings and turnarounds and in providing advisory and engagement management services

Prior to joining Rudish Consulting Solutions he was a Principal and founder of The Hunter Group and its successor Hunter Partners. At the Hunter Group and Hunter Partners he served as an interim executive in a number of turnaround assignments and directed a number of large, complex engagements. He has served as the CFO, COO or CEO at a number of healthcare organizations including a publicly traded health care services company.

Michael’s earlier positions included Senior Vice President at Cain Brothers & C. a Health Care Investment Banking and Financial Advisory firm, the CFO of a major teaching hospital, the interim CEO of an academic faculty practice plan, the COO of a faith based multi hospital system and a Senior Manager in the Audit Division of Arthur Anderson & Co.

He is a visiting lecturer and member of the adjunct faculty at Duke University and a frequent guest speaker.

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